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                                                                     EXHIBIT 5.1

[LETTERHEAD OF BAKER BOTTS LLP]

[Date]



LinkShare Corporation
215 Park Avenue, 8th Floor
New York, New York 10003

Dear Sirs and Madames:

         As counsel for LinkShare Corporation, a Delaware corporation (the "Company"), we have examined and are familiar with the registration statement on Form S-1, File No. 333-_______ (the "Registration Statement"), which relates to the registration under the Securities Act of 1933, as amended, of _________ shares (the "Shares") of the Company's Common Stock, par value $.001 per share, to be issued and sold to the underwriters (the "Underwriters") named in the Registration Statement under the heading "Underwriting."

         In connection therewith, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Certificate of Incorporation, as amended, and Bylaws of the Company, in the forms filed as Exhibits 3.1 and 3.3, respectively, to the Registration Statement; the proposed Restated Certificate of Incorporation (the "Restated Charter") and By-Laws of the Company, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Registration Statement; records of proceedings of the Company's Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and related matters; the form of Underwriting Agreement, in the form filed as
Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"); and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and sale of the Shares to the Underwriters.

         Based upon the foregoing, we are of the opinion that when (i) the Restated Charter is accepted for filing by the Secretary of State of the State of Delaware, and (ii) the Shares are issued, signed by the transfer agent and delivered pursuant to the Underwriting Agreement and paid for by the Underwriters in accordance therewith, such Shares will be duly authorized, validly issued, fully paid and non-assessable.
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[LETTERHEAD OF BAKER BOTTS LLP]

                                       2

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                           Very truly yours,


                                           BAKER BOTTS L.L.P.